Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of March 22, 2010 (the “Effective Date”), by and between Stephen P. Hawthornthwaite (“Employee”) and InfoSpace, Inc., its affiliates, successors, and assigns (the “Company”).

In consideration of the mutual covenants herein contained, the employment of Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions.

(a) “Cause”. For purposes of this Agreement, “Cause” means, in the reasoned discretion of the Company (i) any act of criminal or fraudulent misconduct by Employee in connection with Employee’s responsibilities as an employee of the Company that is intended to result in Employee’s personal enrichment, (ii) Employee’s arrest for or conviction of a felony or other crime that may materially reflect negatively on the Company, (iii) breach of a fiduciary duty owed by Employee to the Company or its stockholders, or (iv) continued failure to diligently and reasonably perform Employee’s job duties and Obligations after, in the first instance of such failure only, Employee has been given written notice of such noncompliance and Employee has had a minimum of thirty (30) days to cure such noncompliance, if such failure is reasonably susceptible to cure.

(b) “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors (the “Board”) occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is defined as a director who either (A) is a director of the Company as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(c) “Disability”. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(d) “Good Reason”. For purposes of this Agreement, “Good Reason” is defined as, within twelve (12) months subsequent to a Change in Control, and after thirty (30) days’ written notice and reasonable opportunity to cure, the occurrence of any of the following without Employee’s express prior written consent: (i) a material adverse change of or to Employee’s duties, position, responsibilities or title (other than pursuant to a promotion); (ii) a substantial reduction, unless such reduction is shared by similarly-situated Employees as to Employee, of the facilities and perquisites available to Employee; (iii) a reduction by the Company of Employee’s base salary; (iv) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled unless similarly-situated Employees also experience a reduction; (v) the requirement that Employee re-locate his home or primary work location more than 50 miles from San Francisco, California or from any work location to which the Company transfers Employee during the course of his employment and to which such transfer Employee has agreed in writing; or (vi) a material breach of this Agreement by the Company. Moreover, in addition to the above, Good Reason shall, at any time, notwithstanding whether a Change in Control has occurred, be deemed to exist if items (iii) or (v) above occur, after thirty (30) days’ written notice and opportunity to cure.

(e) “Release”. For purposes of this Agreement, “Release” is defined as a full release of claims against the Company in a form acceptable to the Company; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive Employee’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between Employee and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Employee under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims which Employee may have solely by virtue of Employee’s status as a shareholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

2. Duties and Scope of Employment. The Company shall employ Employee in the position of Vice President, Corporate Development. Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to Employee at any time and from time to time by the Company’s Chief Executive Officer or the Board of Directors.

3. Obligations. While employed hereunder, Employee will perform his/her duties ethically, faithfully and to the best of Employee’s ability and in accordance with law and Company policy. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the express written prior approval of the Chief Executive Officer; provided, however, that notwithstanding anything to the contrary in the Company’s Supplementary Terms of Employment—[Management/Professional] attached hereto as Exhibit A , Employee may engage in charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

4. At-Will Employment. Subject to the terms and conditions hereof including without limitation Sections 6 and 7, the Company and the Employee acknowledge that the Employee’s employment is and shall continue to be terminable at-will, with either party able to terminate the employment relationship with or without Cause or notice.

5. Compensation and Benefits.

(a) Base Compensation. While Employee is an active full-time employee of the Company, the Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $225,000. Such salary shall be earned and paid ratably for work performed subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary shall be subject to annual review by the CEO and the Compensation Committee of the Board but in no event shall be less than $225,000.

(b) Incentive Bonus. In addition to the base salary, Employee may receive a performance bonus during each year of employment with the Company under this Agreement equal to an amount, if any, to be determined by the CEO and the Compensation Committee of the Board in their discretion. The target amount of such annual performance bonus shall initially be 60% of Employee’s then current base salary for the applicable fiscal year although actual payment may be more or less than the target amount. Such performance bonus, if any, shall be based upon performance objectives to be determined by the CEO and paid only if Employee is actively employed through the entire performance measurement period.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Stock Options; Restricted Stock Units

(i) Employee will be granted a non-qualified stock option (“the Option”) to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the per share equivalent of the fair market value of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on NASDAQ NMS on the date of grant, or, if there is no such reported price on the date of grant, the closing price on the trading day on NASDAQ NMS first preceding the date of grant. The date of grant shall be set by the Compensation Committee of the Board of Directors. Subject to the accelerated vesting provisions set forth herein, the Option shall vest as to one- third of the shares subject thereto on One Year from the Effective Date (Same as Hire Date) and shall vest ratably in six (6) month increments thereafter over the two (2) year period commencing on One Year from the Effective Date (Same as Hire Date), subject to Employee’s continued full-time employment by the Company on the relevant vesting dates. The Option shall be subject to the terms and conditions of the Company’s Restated 1996 Stock Incentive Plan (the “1996 Plan”) and the Stock Option Agreement between Employee and the Company; provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Effective Date Option and this Agreement, the terms and conditions of this Agreement shall prevail.

(ii) On Effective Date (Same as Hire Date), Employee will be granted 120,000 restricted stock units (the “RSU Grant”). The RSU Grant shall be subject to the terms and conditions of the Notice of Grant of Restricted Stock Units, Restricted Stock Unit Agreement and the 1996 Plan. Subject to the foregoing, the RSU Grant shall vest as to one-third of the shares subject thereto on One Year from Effective Date (Same as Hire Date) and shall vest ratably in six (6) month increments thereafter over the two (2) year period commencing on the date that is one year from the Effective Date (Same as Hire Date), subject to Employee’s continued full-time employment by the Company on the relevant vesting dates.

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for Cause by the Company or voluntarily by Employee (other than for Good Reason) (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused “paid time off” (“PTO”), if any, through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company through the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Employee shall retain all stock options that are vested as of the Termination Date and such stock options may be exercised in accordance with the provisions of the applicable stock option plan(s) and the respective stock option agreement(s). Except as expressly stated above or as required by law, Employee shall receive no further compensation in any form other than as set forth in this paragraph.

(b) Termination by Company without Cause or by Employee for Good Reason. The Company may terminate Employee’s employment without Cause at any time, and Employee may likewise terminate his employment at any time. If Employee’s employment with the Company is terminated by the Company without Cause or Employee terminates employment with the Company for Good Reason, and Employee signs within sixty (60) days of termination and does not revoke a Release as may be permitted by law, and continues to abide by any continuing obligations to the Company, then Employee shall receive the following:

(i) a severance payment in an amount equal to one-time’s Employee’s annual base salary (less applicable withholding taxes), as then in effect, payable in one payment that the Company shall deliver to Employee no later than fourteen (14) days from the date on which Employee has returned to the Company an original signed Release.

(ii) severance pay in an amount equal to 50% of Employee’s annual bonus rate (For the purpose of this provision only, Employee’s Annual Bonus Rate shall be the greater of either the most recent Incentive Bonus (as set forth in Paragraph 5(b), above) Employee earned or sixty percent (60%) of Employee’s annual base salary in effect at the time of termination or resignation less applicable withholding taxes), as then in effect. The Company shall deliver this payment to Employee no later than fourteen (14) days from the date on which Employee has returned to the Company an original signed Release.

(iii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the Termination Date; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) twelve (12) months from the Termination Date;

(iv) fifty percent (50%) of the Employee’s then-unvested stock options shall immediately vest and become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise such vested shares and fifty percent (50%) of the Employee’s then-unvested restricted stock units (RSUs) shall immediately vest; provided, however, that in the event of a conflict between the terms and conditions of any such stock option agreement or Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement, as the case may be, and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement or Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 6(b)(iv) modify or extend the Expiration Date of any stock option as set forth in such stock option agreement.

(c) Death. In the event of Employee’s death while employed hereunder, and provided Employee’s representative executes a Release that also releases any claims by Employee’s estate or survivors, Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Employee’s base salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) Company-paid COBRA benefits as specified in Section 6(b)(iii) above for ninety (90) days from Employee’s death, and (iii) have the right to exercise Employee’s stock options which are vested as of the date of Employee’s death for one (1) year following Employee’s death.

(d) Disability. In the event of Employee’s termination of employment with the Company due to Disability, and provided Employee signs and does not revoke a Release, Employee shall be entitled to continuing payments of base salary (less applicable withholding taxes) until, if applicable and subject to plan documents, Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

7. Change of Control Benefits. Notwithstanding the foregoing, in the event that the benefits provided for in this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality. Employee also agrees to the terms of the attached “Supplementary Terms of Employment—Managerial/Professional” that are attached as Exhibit A and incorporated herein by reference.

10. Arbitration. Employee agrees, as a condition to Employee’s employment that any employment related disputes between Employee and the Company are subject to binding arbitration in accordance with the terms of Exhibit A.

11. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee and Employee’s heirs and representatives.

12. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided below. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13. Code Section 409A

(a) Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the Employee termination of employment (other than due to death), then the severance benefits payable to the Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Employee on or within the six (6) month period following the Termination Date will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the Termination Date. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his or her termination of employment but prior to the six (6) month anniversary of the Termination Date, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Employee’s estate as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

14. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. This Agreement may not be modified except expressly in a writing signed by both parties.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

	By:	/s/ William J. Lansing
President and Chief Executive Officer

EMPLOYEE:		/s/ Stephen P. Hawthornthwaite
Vice President, Corporate Development